September 2010 Filed pursuant to Rule 433 dated September 15, 2010 relating to Preliminary Pricing Supplement No. 524 dated September 15, 2010 to Registration Statement No. 333-156423
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities and International Equities

Market-Linked Notes due September    , 2016
Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund
The Market-Linked Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk and who are willing to forgo yield and some upside in exchange for the repayment of the principal amount at maturity and upside exposure to the underlying assets.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	September , 2010
Original issue date:	September , 2010 (2 business days after the pricing date)
Maturity date:	September , 2016
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol*	Basket component weighting	Initial value
	Gold	GOLDLNPM	40%
	S&P GSCI™ Agriculture Index—Excess Return (the “agriculture index”)	SPGCAGP	20%
	S&P GSCI™ Livestock Index—Excess Return (the “livestock index”)	SPGCLVP	20%
	Shares of iShares® MSCI Emerging Markets Index Fund (the “EEM shares”)	EEM	20%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket component, the initial value and the final value will be determined as set forth under “Description of Notes—Initial Value” and “—Final Value” in the accompanying preliminary pricing supplement

	We refer to the agriculture index and the livestock index collectively as the commodity indices.
Payment at maturity:	The payment at maturity per $1,000 stated principal amount will equal: $1,000 + supplemental redemption amount, if any In no event will the payment due at maturity be less than $1,000.
Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	80% to 85%. The actual participation rate will be determined on the pricing date. Because the participation rate is less than 100%, you will not participate fully in any appreciation of the basket.
Basket performance:
The sum of the performance values for each of the basket components.  The performance value for each basket component will be (i) the final value for such basket component less its initial value, divided by such initial value times (ii) the applicable basket component weighting.

Initial value:
(i) In the case of gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on the pricing date; (ii) in the case of each of the commodity indices, the official settlement price of such commodity index on the pricing date; and (iii) in the case of the EEM shares, the share closing price of one EEM share on the pricing date.

Final value:
(i) In the case of gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on the determination date; (ii) in the case of each of the commodity indices, the official settlement price of such commodity index on the determination date; and (iii) in the case of the EEM shares, the share closing price of one EEM share times the adjustment factor, each as of the determination date.

Adjustment factor:	For the EEM shares, 1.0, subject to adjustment for certain corporate events affecting the EEM shares.
Determination date:	September , 2016, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events
CUSIP:	617482NM2
ISIN:	US617482NM23
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $      for each note they sell.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 524 dated September 15, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

Market-Linked Notes due September , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund

Investment Overview

Market-Linked Notes

The Market-Linked Notes due September    , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund (the “notes”) provide investors with an opportunity to gain 80% to 85% exposure to any positive performance of a weighted basket composed of gold, two commodity indices and an equity exchange-traded fund.  If the basket has depreciated on the determination date, the investment will redeem for the stated principal amount, without any yield on your investment.  Alternatively, if the basket has appreciated on the determination date, you will receive, in addition to the stated principal amount, a supplemental redemption amount representing 80% to 85% of such appreciation of the basket.  Because the participation rate is less than 100%, you will not participate fully in the appreciation of the basket, if any.  The actual participation rate will be determined on the pricing date.

Maturity:	6 years
Participation rate:	80% to 85%, to be determined on the pricing date
Payment at maturity:	$1,000 + supplemental redemption amount; in no event will the payment due at maturity be less than $1,000.
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than $0.
Interest:	None

Basket Overview

The basket consists of Gold (with a weighting of 40%), the S&P GSCI™ Agriculture Index—Excess Return (the “agriculture index,” with a weighting of 20%),  the S&P GSCI™ Livestock Index—Excess Return (the “livestock index,” with a weighting of 20%) and shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM shares,” with a weighting of 20%).  We refer to the agriculture index and the livestock index collectively as the commodity indices.  For more information on the individual basket components, see “Information About the Basket Components” on page 17 of this document.

Basket Component Information as of September 10, 2010
	Bloomberg Ticker Symbol*	Current Basket Component Value	52 Weeks Ago	52 Week High	52 Week Low
Gold	GOLDLNPM	$1,246.50	$990.75	$1,261.00 (on 6/28/2010)	$989.50 (on 9/29/2009)
Agriculture index	SPGSAGP	63.3250	51.6784	63.3250 (9/10/2010)	46.1007 (6/7/2010)
Livestock index	SPGSLVP	214.7078	196.4222	220.0278 (8/23/2010)	187.4799 (10/5/2009)
EEM shares	EEM	$42.24	$37.84	$43.98 (4/14/2010)	$36.16 (5/20/2010)

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket component, the initial value and the final value will be determined as set forth under “Description of Notes—Initial Value” and “—Final Value” in the accompanying preliminary pricing supplement.

The graph is calculated to show the performance of the basket during the period January 1, 2005 through September 10, 2010, assuming the basket components are weighted as set out above, and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the 80% to 85% participation rate (to be determined on the pricing date) and does not attempt to show your expected return on an investment in the notes.  The historical performance of the basket should not be taken as an indication of its future performance.

September 2010	Page 2

Market-Linked Notes due September , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund

Key Investment Rationale

The notes offer 80% to 85% participation in the positive performance of the basket and provide for the full return of principal at maturity regardless of the performance of the basket, subject to the credit risk of Morgan Stanley.  The actual participation rate will be determined on the pricing date.

Repayment of Principal	The notes offer investors 80% to 85% (to be determined on the pricing date) upside exposure to the basket while providing for repayment of the invested principal at maturity.
Best Case Scenario
The basket increases in value and, at maturity, the notes redeem for the sum of (i) the stated principal amount of $1,000 and (ii) a supplemental redemption amount representing 80% to 85% (to be determined on the pricing date) of the basket performance.  Because the participation rate is less than 100%, you will not participate fully in the appreciation of the basket, if any.

Worst Case Scenario	The basket declines or does not appreciate in value and, at maturity, the notes redeem for the stated principal amount of $1,000.

Summary of Selected Key Risks (see page 11)

¡	Unlike ordinary senior securities, the notes do not pay interest.

¡	The notes may not pay more than the stated principal amount at maturity.

¡	The notes will not be listed on any securities exchange and secondary trading may be limited.

¡	Market price of the notes may be influenced by many unpredictable factors.

¡	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

¡	The return on the notes is limited to 80% to 85% of the appreciation of the basket.

¡	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Changes in the value of one or more of the basket components may offset each other.

¡	The price of gold may change unpredictably and affect the value of the notes in unforeseeable ways.

¡	There are risks relating to trading of commodities on the London Bullion Market Association.

¡	Investing in the notes is not equivalent to investing in futures contracts or in forward contracts on gold.

¡	The value of the commodity indices may change unpredictably and affect the value of the notes in unforeseeable ways.

¡	Higher future prices of the commodities included within the commodity indices relative to their current prices may decrease the amount payable at maturity.

¡	Adjustments to the commodity indices could adversely affect the value of the notes.

¡	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.

¡	The S&P GSCI™–ER, from which the commodity indices are derived, may in the future include contracts that are not traded on regulated futures exchanges.

¡	Not equivalent to investing directly in the commodity indices.

¡	The EEM shares and the MSCI Emerging Markets Index are different.

¡	There are risks associated with investments in securities linked to the value of emerging markets equity securities.

¡	Adjustments to the EEM shares or to the MSCI Emerging Markets Index could adversely affect the value of the notes.

¡	The price of the EEM shares is subject to currency exchange risk.

¡	Investing in the notes is not equivalent to investing in the EEM shares.

¡	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

September 2010	Page 3

Market-Linked Notes due September , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on 80% to 85% (to be determined on the pricing date) of the percentage increase, if any, in the value of the basket.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date
September , 2010	September , 2010 (2 business days after the pricing date)	September , 2016, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Aggregate principal amount:	$
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol*	Basket component weighting	Initial value
	Gold	GOLDLNPM	40%
	S&P GSCI™ Agriculture Index—Excess Return (the “agriculture index”)	SPGCAGP	20%
	S&P GSCI™ Livestock Index—Excess Return (the “livestock index”)	SPGCLVP	20%
	Shares of iShares® MSCI Emerging Markets Index Fund (the “EEM shares”)	EEM	20%

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket component, the initial value and the final value will be determined as set forth under “Description of Notes—Share Closing Price” and “—Index Closing Value” in the accompanying preliminary pricing supplement.

	We refer to the agriculture index and the livestock index collectively as the commodity indices.
Bull or bear notes:	Bull notes
Payment at maturity:	The payment at maturity per $1,000 stated principal amount will equal: $1,000 + supplemental redemption amount, if any In no event will the payment due at maturity be less than $1,000 at maturity.
Supplemental redemption amount:	(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	80% to 85%. The actual participation rate will be determined on the pricing date. Because the participation rate is less than 100%, you will not participate fully in any appreciation of the basket.
Basket performance:
The sum of the performance values for each of the basket components.  The performance value for each basket component will be (i) the final value for such basket component less its initial value, divided by such initial value times (ii) the applicable basket component weighting.

Initial value:
(i) In the case of gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on the pricing date; (ii) in the case of each of the commodity indices, the official settlement price of such commodity index on the pricing date; and (iii) in the case of the EEM shares, the share closing price of one EEM share on the pricing date.

If in the event of a non-trading day or a non-index business day or a market disruption event with respect to any basket component on the pricing date, the initial value of the affected basket component will be determined in accordance with “Description of Notes—Initial Value” in the accompanying preliminary pricing supplement.

Final value:
(i) In the case of gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on the determination date; (ii) in the case of each of the commodity indices, the official settlement price of such commodity index on the determination date; and (iii) in the case of the EEM shares, the share closing price of one EEM share times the adjustment factor, each as of the determination date.

Adjustment factor:	For the EEM shares, 1.0, subject to adjustment for certain corporate events affecting the EEM shares.
Determination date:	September , 2016, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events
Postponement of maturity date:
If the determination date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following such determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 11.

September 2010	Page 4

Market-Linked Notes due September , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482NM2
ISIN:	US617482NM23
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on September 13, 2010, the “comparable yield” for the notes would be a rate of 4.5747% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,311.9543 due at maturity. The comparable yield and the projected payment schedule for the notes will be provided in the final pricing supplement.  You should read the discussion under “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through December 31, 2010	$11.4368	$11.4368
	January 1, 2011 through June 30, 2011	$23.1351	$34.5719
	July 1, 2011 through December 31, 2011	$23.6643	$58.2362
	January 1, 2012 through June 30, 2012	$24.2056	$82.4418
	July 1, 2012 through December 31, 2012	$24.7592	$107.2010
	January 1, 2013 through June 30, 2013	$25.3256	$132.5266
	July 1, 2013 through December 31, 2013	$25.9048	$158.4314
	January 1, 2014 through June 30, 2014	$26.4974	$184.9288
	July 1, 2014 through December 31, 2014	$27.1035	$212.0323
	January 1, 2015 through June 30, 2015	$27.7234	$239.7557
	July 1, 2015 through December 31, 2015	$28.3576	$268.1133
	January 1, 2016 through June 30, 2016	$29.0062	$297.1195
	July 1, 2016 though the Maturity Date	$14.8348	$311.9543

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the basket components, commodity

September 2010	Page 5

Market-Linked Notes due September , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund

contracts underlying the commodity indices, component stocks of the MSCI Emerging Markets Index, futures or options contracts on the basket components, commodity contracts underlying the commodity indices or any component stocks of the MSCI Emerging Markets Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the initial values of one or more of the basket components, and therefore, could increase the values at which the respective basket components must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular

September 2010	Page 6

Market-Linked Notes due September , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund

plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Calculation agent:	MS & Co.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $        for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
MSSB clients may contact their local MSSB branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2010	Page 7

Market-Linked Notes due September , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, calculated on the determination date as follows:

(i) $1,000 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

Below are examples of how to calculate the payment at maturity, including one full example of how to calculate the basket performance based on the hypothetical data in the table below.  The examples assume a hypothetical participation rate of 82.5%.  Because the value of the basket may be subject to significant fluctuation during the observation period, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity.

Example 1
Basket Component	Weighting	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Hypothetical Performance Value
Gold	40%	$1,000	$900	-10%	-4%
Agriculture index	20%	60	63	5%	1%
Livestock index	20%	400	440	10%	2%
EEM shares	20%	$40	$48	20%	4%
Hypothetical basket performance:					3%

Basket performance = Sum of performance values of each basket component

Performance value = [(final value - initial value) / initial value] x basket component weighting

[(final gold value – initial gold value) / initial gold value]  x  40%;
plus
[(final agriculture index value – initial agriculture index value) / initial agriculture index value]  x  20%;
plus
[(final livestock index value – initial livestock index value) / initial livestock index value]  x  20%;
plus
[(final EEM shares value – initial EEM shares value) / initial EEM shares value]  x  20%

So, using the hypothetical final values above:

gold =   [($900 – $1,000) / $1,000] x 40%  = -4%,
plus
agriculture index =  [(63 – 60) / 60] x 20%  = 1%,
plus
livestock index =  [(440 – 400) / 400] x 20%  = 2%,
plus
EEM shares =   [($48 – $40) / $40] x 20%  = 4%

Hypothetical basket performance   =   3%

Payment at maturity	=	$1,000 + supplemental redemption amount; provided that the supplemental redemption amount will not be less than $0.

Supplemental redemption amount	=	$1,000 x basket performance x participation rate

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=	$1,000 x 3% x 82.5% = $24.75

The final payment at maturity per note will be $1,024.75, or the stated principal amount of $1,000 plus the supplemental redemption amount of $24.75.

Example 2: Basket performance is positive.

Basket Index	Hypothetical Percentage Change	Hypothetical Performance Value
Gold	30%	12%
Agriculture index	-10%	-2%
Livestock index	-10%	-2%
EEM shares	20%	4%
Hypothetical basket performance =		12%

Payment at maturity	=	$1,000 + supplemental redemption amount; provided that the supplemental redemption amount will not be less than $0.

Supplemental redemption amount	= =	$1,000 x basket performance x participation rate $1,000 x 12% x 82.5% = $99

The final payment at maturity per note will be $1,099, or the stated principal amount of $1,000 plus the supplemental redemption amount of $99.

Example 3: The basket performance is zero or negative.

Basket Index	Hypothetical Percentage Change	Hypothetical Performance Value
Gold	– 10%	– 4%
Agriculture index	– 10%	– 2%
Livestock index	10%	2%
EEM shares	10%	2%
Hypothetical basket performance =		– 2%

Payment at maturity	=	$1,000 + supplemental redemption amount; provided that the supplemental redemption amount will not be less than $0

Supplemental redemption amount	= =	$1,000 x basket performance x participation rate $1,000 x – 2% (less than zero) x 82.5% = $0

As the basket performance is less than 0%, the supplemental redemption amount will be zero and the total payment at maturity per note will equal only the $1,000 stated principal amount.

In the above example, two of the basket components — the livestock index and the EEM shares (with a combined weighting of 40% of the basket) — are each 10% higher, but the two other basket components — gold and the agriculture index (with a combined weighting of 60% of the basket) — are each 10% lower.  Accordingly, although two of the basket components are higher, the decrease of the other two basket components offsets such increase and the basket performance is less than zero.  Therefore, the supplemental redemption amount will be zero and the total payment at maturity per note will equal only the $1,000 stated principal amount.

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Payment at Maturity

At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

The supplemental redemption amount based on the performance of the basket.  The supplemental redemption amount will be equal to $1,000 times the basket performance times the participation rate of 80% to 85%.  The actual participation rate will be determined on the pricing date.  The basket performance measures the percentage change in the value of the basket as a whole from the pricing date to the determination date.  The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$1,000 x	basket performance	x	participation rate

where,

basket performance	=
[(final gold value – initial gold value) / initial gold value]  x  40%, plus
[(final agriculture index value – initial agriculture index value) / initial agriculture index value]  x  20%, plus
[(final livestock index value – initial livestock index value) / initial livestock index value]  x  20%, plus
[(final EEM shares value – initial EEM shares value) / initial EEM shares value]  x  20%

participation rate	=	80% to 85%. The actual participation rate will be determined on the pricing date.

If the basket performance is less than or equal to zero, the supplemental redemption amount will be zero.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and the accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

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Unlike ordinary senior securities, the notes do not pay interest.  The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes.  Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The return of only the stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount, if any, based on performance of a weighted basket of gold, two commodity indices and an exchange-traded fund.

¡	The notes may not pay more than the stated principal amount at maturity. If the basket performance is less than or equal to 0% you will receive only the stated principal amount of $1,000.

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The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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Market price of the notes may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•	the value of each of the basket components at any time,

•	the volatility (frequency and magnitude of changes in value) of each of the basket components,

•	dividends on the EEM shares and on the stocks composing the MSCI Emerging Markets Index,

•	interest and yield rates in the markets,

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock or commodities markets generally and which may affect the final value for each basket component,

•	the exchange rates of the U.S. dollar relative to each of the currencies in which the stocks underlying the MSCI Emerging Markets Index trade,

•
trends of supply and demand for the commodities underlying the commodity indices and for gold at any time, as well as the effects of speculation or any government activity that could affect the commodity markets,

•	the time remaining until the notes mature,

•	the occurrence of certain events affecting the EEM shares that may or may not require an adjustment to the adjustment factor, and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount if the values of the basket components at the time of sale are at or below their initial values or if

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market interest rates rise.  You cannot predict the future performance of any of the basket components or of the basket as a whole based on their historical performance.  There can be no assurance that the basket will appreciate in value such that you will receive at maturity an amount that is greater than the stated principal amount of the notes.  The basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.

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The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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The return on the notes is limited to 80% to 85% of the appreciation of the basket. The supplemental redemption amount you may receive at maturity represents a 80% to 85% participation in the appreciation of the basket, if any, and accordingly you will not participate fully in the appreciation of the basket.  As a result, if the basket appreciates, your return on the notes will be less than the amount that you would realize on a direct investment in the basket components or an alternate investment that provides a full exposure to the appreciation of the basket.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the basket components or the futures contracts underlying the commodity indices and the stocks underlying the MSCI Emerging Markets Index), including trading in the basket components and the futures contracts underlying the commodity indices and the stocks underlying the MSCI Emerging Markets Index as well as in other instruments related to the basket components or the MSCI Emerging Markets Index.  Some of our subsidiaries also trade the basket components, the futures contracts underlying the commodity indices or the stocks underlying the MSCI Emerging Markets Index and other financial instruments related to the basket components and the MSCI Emerging Markets Index on a regular basis as part of their general broker-dealer, commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial values of one or more of the basket components and, therefore, could increase the values at which the respective basket components must close on the determination date before you would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could adversely affect the final values of the basket components on the determination date, and, accordingly, the amount of cash you will receive at maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Changes in the value of one or more of the basket components may offset each other.  Movements in the values of the basket components may not correlate with each other.  At a time when one or more basket components increase in value, one or more of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the performance of the basket on the determination date, an increase in the value of one or more basket components may be moderated, or

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wholly offset, by a lesser increase or decline in the value of one or more of the other basket components.  Gold, with a weighting of 40%, is more heavily weighted than the other components, each with a weighting of 20%, and accordingly the performance of gold will affect the performance of the basket more significantly than the performance of any other basket components.  In addition, there can be no assurance that the basket performance will be greater than 0%.  If the basket performance is less than or equal to 0%, you will receive at maturity only the stated principal amount of the notes.

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The price of gold may change unpredictably and affect the value of the notes in unforeseeable ways.  Investments, such as the notes, linked to the prices of commodities, such as gold, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of gold, and therefore of the notes, in varying and potentially inconsistent ways.

The price of gold to which the return on the notes is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time.  Specific factors affecting the daily fixing price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events as well as wars and political and civil upheavals.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market.  It is not possible to predict the aggregate effect of all or any combination of these factors.

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There are risks relating to trading of commodities on the London Bullion Market Association.  Gold is traded on the London Bullion Market Association, which we refer to as the LBMA.  The price of gold will be determined by reference to the fixing price reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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Investing in the notes is not equivalent to investing in futures contracts or in forward contracts on gold.  Investing in the notes is not equivalent to investing in gold or in futures contracts or in forward contracts on gold.  By purchasing the notes, you do not purchase any entitlement to gold, or futures contracts or forward contracts on gold. Further, by purchasing the notes, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on gold.

¡
The value of the commodity indices may change unpredictably and affect the value of the notes in unforeseeable ways.  The commodity indices provide exposure solely to the agriculture and livestock commodities.  Investments, such as the notes, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including : changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; government programs and policies regarding agriculture; trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related

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contracts.  These factors may affect the value of the commodity indices, and therefore the basket performance and the value of your notes in varying and potentially inconsistent ways.

¡
Higher future prices of the commodities included within the commodity indices relative to their current prices may decrease the amount payable at maturity.  The commodity indices are composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that comprise the commodity indices approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  However, commodities may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the agricultural or livestock commodity markets would result in negative “roll yields,” which would adversely affect the value of the commodity indices and, accordingly, decrease the payment you receive at maturity.

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Adjustments to the commodity indices could adversely affect the value of the notes.  Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, is responsible for calculating and maintaining the commodity indices. S&P can add, delete or substitute the contracts underlying the commodity indices or make other methodological changes that could change the values of the commodity indices.  S&P, or any successor publisher of the commodity indices, may discontinue or suspend calculation or dissemination of the commodity indices.  Any of these actions could adversely affect the value of the notes.

S&P, or any successor publisher of the commodity indices, may discontinue or suspend calculation or publication of one or both of the commodity indices at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to determine a substitute or successor index that is comparable to the discontinued commodity index.  In such circumstances, MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates and, in the case of a successor index, MS & Co. will calculate the values of the successor index as described under “Description of Notes—Discontinuance of a Commodity Index; Alteration of the Method of Calculation.”

¡
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the basket performance and, therefore, the value of the notes.

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The S&P GSCI™–ER, from which the commodity indices are derived, may in the future include contracts that are not traded on regulated futures exchanges.  The S&P GSCI™–ER, from which the commodity indices are derived, was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the S&P GSCI™–ER continues to be comprised exclusively of regulated futures contracts.  As described below, however, the S&P GSCI™–ER may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of,

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and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the S&P GSCI™–ER may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

¡
Not equivalent to investing directly in the commodity indices. Investing in the notes is not equivalent to investing directly in the commodity indices or the futures contracts that underlie the commodity indices.

¡
The EEM shares and the MSCI Emerging Markets Index are different.  The performance of the EEM shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® MSCI Emerging Markets Index Fund, differences in trading hours between the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index or due to other circumstances.  The investment adviser to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), generally invests at least 90% of the assets of the iShares® MSCI Emerging Markets Index Fund in securities of the MSCI Emerging Markets Index and in depositary receipts representing securities of the MSCI Emerging Markets Index.  The Investment Adviser may invest the remainder of such assets in other securities, including securities not included in the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Adviser.

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There are risks associated with investments in securities linked to the value of emerging markets equity securities. The stocks included in the MSCI Emerging Markets Index and that are tracked by the EEM shares have been issued by companies in various emerging markets countries.  Investments in securities linked to the value of foreign equity securities, such as the notes, involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.  In addition, countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

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Adjustments to the EEM shares or to the MSCI Emerging Markets Index could adversely affect the value of the notes. The Investment Adviser seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the EEM shares and, consequently, the value of the notes.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could

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change the value of the MSCI Emerging Markets Index.  MSCI may discontinue or suspend calculation or publication of the MSCI Emerging Markets Index at any time.  Any of these actions could adversely affect the value of the MSCI Emerging Markets Index and, consequently, the value of the notes.

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The price of the EEM shares is subject to currency exchange risk. Because the price of the EEM shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the EEM shares will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI Emerging Markets Index and the United States and other countries important to international trade and finance.

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Investing in the notes is not equivalent to investing in the EEM shares. Investing in the notes is not equivalent to investing in the EEM shares, the MSCI Emerging Markets Index or the stocks that constitute the MSCI Emerging Markets Index.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI Emerging Markets Index.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial value and final value of each basket component and the basket performance, and will calculate the supplemental redemption amount, if any, you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the values of the basket components in the event of a market disruption event, may adversely affect the payout to you at maturity.

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Information about the Basket Components

The S&P GSCITM Agriculture Index – Excess Return. The S&P GSCI™ Agriculture Index–Excess Return represents only the agricultural components of the S&P GSCI™–ER.  The value of the agriculture index on any given day is calculated in the same manner as the S&P GSCI™–ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to those of the S&P GSCI™ commodities included in the agriculture index; and (ii) the agriculture index has a separate normalizing constant. The S&P GSCI™ commodities included in the agriculture index and their weightings as of September 13, 2010 are:

Commodity	Weighting
Corn	24.25%
Cocoa	1.88%
Cotton	8.40%
Coffee	5.90%
Kansas Wheat	5.19%
Soybeans	14.40%
Sugar	14.24%
Chicago Wheat	25.75%

The components of the agriculture index and their relative weightings, among other matters, may change during the term of the notes.

The S&P GSCITM Livestock Index – Excess Return.  The S&P GSCI™ Livestock Index–Excess Return is a sub-index of the S&P GSCI™–ER and represents only the livestock components of the S&P GSCI™–ER.  The value of the livestock index on any given day is calculated in the same manner as the S&P GSCI™–ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to those of the S&P GSCI™ commodities included in the livestock index; and (ii) the livestock index has a separate normalizing constant. The S&P GSCI™ commodities included in the livestock index and their weightings as of September 13, 2010 are:

Commodity	Weighting
Feeder Cattle	9.66%
Live Cattle	58.31%
Lean Hogs	32.03%

The components of the livestock index and their relative weightings, among other matters, may change during the term of the notes.

We have derived all information regarding the commodity indices contained in this document from publicly available information. The commodity indices are calculated, maintained and published by S&P.  We make no representation or warranty as to the accuracy or completeness of such information.

License Agreement Between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCI Agriculture Index–Excess Return and the S&P GSCI Livestock Index–Excess Return, which are owned and published by S&P, in connection with securities, including the notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this document:

The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes.  The Corporations make no representation or warranty, express or implied, to the holders of the notes or any

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member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P GSCITM Index to track general commodity market performance.  The Corporations’ only relationship to Morgan Stanley is the licensing of the S&P GSCI™ Agriculture Index–Excess Return and the S&P GSCI™ Livestock Index–Excess Return and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P GSCI™ Agriculture Index–Excess Return and the S&P GSCI™ Livestock Index–Excess Return which are determined, composed and calculated by S&P without regard to the licensee or the notes.  S&P has no obligation to take the needs of the licensee or the owners of the notes into consideration in determining, composing or calculating the S&P GSCI™ Agriculture Index–Excess Return and the S&P GSCI™ Livestock Index–Excess Return.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P GSCI™ AGRICULTURE INDEX–EXCESS RETURN AND THE S&P GSCI™ LIVESTOCK INDEX–EXCESS RETURN OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI™ AGRICULTURE INDEX–EXCESS RETURN AND THE S&P GSCI™ LIVESTOCK INDEX–EXCESS RETURN OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI™ AGRICULTURE INDEX–EXCESS RETURN AND THE S&P GSCI™ LIVESTOCK INDEX–EXCESS RETURN OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes have not been passed on by the Corporations as to their legality or suitability.  The notes are not issued, endorsed, sold or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

The iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets Index Fund is managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.ww.w.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  The MSCI Emerging Markets IndexSM is described under “Description of Notes—The MSCI Emerging Markets IndexSM” in the accompanying preliminary pricing supplement.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

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Market-Linked Notes due September , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund

Historical Information

The following tables present the published high and low closing prices, as well as end-of-quarter closing prices, for each of the basket components for each quarter in the period from January 1, 2005 through September 10, 2010.  The related graphs set forth the daily closing prices for each of the basket components in the same period.  The closing prices of each of the basket components on September 10, 2010 was, (i) in the case of gold, $1,246.50, (ii) in the case of the agriculture index, 63.3250, (iii) in the case of the livestock index, 214.7078, and (iv) in the case of the EEM shares, $42.24.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical performance of the basket components should not be taken as an indication of their future performance, and no assurance can be given that the final value for any basket component will be greater than its initial value.

Gold (in U.S. dollars per troy ounce)	High ($)	Low ($)	Period End ($)
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter (through September 10, 2010)	1,256.75	1,157.00	1,246.50

Daily Afternoon Fixing Prices of Gold January 1, 2005 to September 10, 2010

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Market-Linked Notes due September , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund

S&P GSCITM Agriculture Index—Excess Return	High	Low	Period End
2005
First Quarter	71.2753	60.0595	66.0426
Second Quarter	67.0478	61.2595	63.4540
Third Quarter	67.2715	58.4926	60.5075
Fourth Quarter	62.5634	56.8617	62.2018
2006
First Quarter	67.5117	61.4376	64.0334
Second Quarter	67.0173	60.2666	62.6106
Third Quarter	64.6676	55.3986	58.0597
Fourth Quarter	68.4385	57.1307	67.2024
2007
First Quarter	68.7605	61.4070	61.4070
Second Quarter	69.0120	59.1942	64.7066
Third Quarter	80.4355	63.6042	79.7965
Fourth Quarter	84.5540	72.7395	82.4163
2008
First Quarter	104.5839	83.6900	86.8744
Second Quarter	98.0550	79.9022	93.9854
Third Quarter	96.4848	67.7309	67.7309
Fourth Quarter	67.5010	46.2921	57.7398
2009
First Quarter	60.3124	49.5872	54.2413
Second Quarter	64.5537	52.7493	54.8323
Third Quarter	57.0811	51.0412	53.7551
Fourth Quarter	60.2024	51.6403	59.8431
2010
First Quarter	61.5359	49.1100	49.1100
Second Quarter	51.3259	46.1007	48.9263
Third Quarter (through September 10, 2010)	63.3250	49.7798	63.3250

S&P GSCITM Agriculture Index—Excess Return – Daily Closing Values January 1, 2005 to September 10, 2010

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Market-Linked Notes due September , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund

S&P GSCITM Livestock Index—Excess Return	High	Low	Period End
2005
First Quarter	432.0278	407.9721	420.0823
Second Quarter	424.0293	378.4704	378.8539
Third Quarter	411.2375	372.5324	411.1529
Fourth Quarter	426.0482	402.4807	418.3243
2006
First Quarter	417.1377	344.2885	344.2885
Second Quarter	388.8701	337.9082	384.0049
Third Quarter	407.7658	368.6101	383.2831
Fourth Quarter	389.1571	362.1475	371.8290
2007
First Quarter	395.9498	365.1059	383.4679
Second Quarter	389.4003	363.7259	367.9689
Third Quarter	397.9656	361.6389	361.6389
Fourth Quarter	354.0028	323.2879	324.7211
2008
First Quarter	323.5565	275.9018	275.9018
Second Quarter	309.9950	273.2465	297.5721
Third Quarter	306.3294	272.6063	272.6991
Fourth Quarter	271.3163	226.7831	232.1700
2009
First Quarter	240.3463	211.1183	215.2210
Second Quarter	222.4201	194.3872	205.2860
Third Quarter	212.2008	188.9081	193.3993
Fourth Quarter	201.6881	187.4799	199.1616
2010
First Quarter	214.4404	194.1304	213.0221
Second Quarter	219.9807	201.3756	206.9592
Third Quarter (through September 10, 2010)	220.0278	204.7477	214.7078

S&P GSCITM Livestock Index—Excess Return – Daily Closing Values January 1, 2005 to September 10, 2010

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Market-Linked Notes due September , 2016 Based on the Performance of a Hybrid Basket Composed of Gold, Two Commodity Indices and an Equity Exchange-Traded Fund

iShares® MSCI Emerging Markets Index Fund (CUSIP: 464287234)	High ($)	Low ($)	Period End ($)
2005
First Quarter	24.65	21.23	22.54
Second Quarter	24.37	21.67	23.83
Third Quarter	28.32	23.93	28.32
Fourth Quarter	29.83	25.07	29.40
2006
First Quarter	33.59	30.43	33.02
Second Quarter	37.03	27.34	31.23
Third Quarter	33.14	29.20	32.29
Fourth Quarter	38.15	31.80	38.10
2007
First Quarter	39.53	35.03	38.75
Second Quarter	44.42	39.13	43.82
Third Quarter	50.11	39.50	49.78
Fourth Quarter	55.64	47.27	50.10
2008
First Quarter	50.37	42.17	44.79
Second Quarter	51.70	44.43	45.19
Third Quarter	44.43	31.33	34.53
Fourth Quarter	33.90	18.22	24.97
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.22	36.83	42.12
Second Quarter	43.98	36.16	37.32
Third Quarter (through September 10, 2010)	42.49	37.59	42.24

iShares® MSCI Emerging Markets Index Fund – Daily Closing Prices January 1, 2005 to September 10, 2010

September 2010	Page 22